Exhibit 23.2

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Wave Systems Corp.:

We consent to the use of our reports dated March 15, 2005, with respect to the consolidated balance sheets of Wave Systems Corp. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity (deficiency) and other comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2004 and for the period from February 12, 1988 (inception) through December 31, 2004, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of Wave Systems Corp., incorporated by reference herein, and to the reference to our firm under the heading “Experts” in the prospectus.

Our reports dated March 15, 2005 contains an explanatory paragraph that states the Company has suffered recurring losses from operations and has an accumulated deficit that raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/KPMG LLP

Boston, Massachusetts

December 15, 2005